Exhibit 99.1

Buckeye’s Third Quarter FY 2012 Results

Adjusted 3Q EPS* of $0.67 compared to $0.71 in 3Q-FY11

Includes $0.04 impact from February power outage at Florida mill

3Q Net Sales down 9% due to plant closure, divestiture and lower volume

Gross Margin of 24.3% - highest level in more than 11 years

Quarterly Dividend increased by 14% to $0.08 per share

MEMPHIS, Tenn.--(BUSINESS WIRE)--April 24, 2012--Buckeye Technologies Inc. (NYSE:BKI) today announced third quarter adjusted net income* of $27.0 million or $0.67 per share, which excludes after-tax restructuring and asset impairment charges of $0.8 million, or $0.02 per share, related to the closure of the cotton linter pulp production line in Americana, Brazil and sale of its converting business in King, North Carolina, and after-tax interest expense of $0.4 million or $0.01 per share related to cellulosic biofuel credits. Adjusted net income* was down 7% as compared to the prior year period’s $29.0 million, or $0.71 per share, which excluded after tax costs of $0.3 million, or $0.01 per share, primarily related to accrued interest associated with cellulosic biofuel credits.

Net sales of $217 million were down $21 million or 9% versus last year’s third quarter sales of $238 million. About $11 million of the reduction in sales was related to the closure or divestiture of under-performing and non-core assets. Nonwovens sales were down $7 million or 11% year over year excluding the impact of the January 31st divestiture of the Merfin Systems converting business. The primary driver was lower shipment volume in North America. The $0.04 reduction in adjusted EPS* compared to the prior year period was the result of the power outage at the Foley specialty wood fibers mill, which the Company announced in late February. The impact of the King divestiture and Americana plant closure on adjusted EPS compared to the year ago quarter was insignificant. An overall net increase in selling prices combined with lower direct manufacturing costs mostly offset the effect of reduced shipment volume and a less favorable mix.

Comparing the third quarter to the second quarter of fiscal 2012, sales were down $10 million or 4%. About $9 million of this reduction in sales was related to business divestitures and plant closures. Nonwovens sales were down about $1 million due to a weaker Euro and reduced pricing. While sales volume in Europe was up compared to a seasonally weak second quarter, nonwovens sales volume in North America was down by an offsetting amount. Adjusted operating income* was down $1.0 million due to the negative impact of the February power outage at the Foley mill ($2.4 million net of expected insurance proceeds). The January 1st price increase on our specialty wood pulp grades more than offset lower fluff pulp pricing and a less favorable specialty fibers shipment mix. Costs were relatively stable between the second and third quarters of fiscal 2012. The impact of divestitures and plant closures on operating income between these two quarters was positive $0.3 million. Adjusted EPS* of $0.67 was down $0.02 compared to $0.69 in the second quarter due to the $0.04 impact of the February power outage at the Foley mill.

Chairman and Chief Executive Officer John B. Crowe said, “This was a very busy and productive quarter for Buckeye. We completed the energy project and the ground-breaking for the Specialty Expansion Project at our Florida mill; we closed our cotton linter pulp facility in Brazil, and we sold our converting business in King, N.C. All of these activities will improve Buckeye’s margins and return on invested capital. It was also a challenging quarter due to the power failure in mid-February and subsequent downtime at our Florida facility. This caused our financial performance to come in below the expectations that we shared at our earnings call in January.

“We continue to focus on generating both cash flow and returns on investment above our cost of capital, while taking a balanced approach to the allocation of capital. During the quarter, we used our strong cash flow from operations plus an additional $6 million from the sale of our King converting business to fund $22 million in capital expenditures (up $8 million from the previous quarter), pay down debt by $17 million, and pay a quarterly dividend of $3 million. Yesterday, the Board of Directors voted to raise our quarterly dividend to 8 cents per share, and earlier this month, we repurchased another 100,000 shares of our stock for $3.3 million. With our recent moves to address under-performing and non-core assets, we are redirecting the cash and management focus into improving our Nonwovens performance and accelerating growth opportunities like the Foley Specialty Expansion Project. We expect our fiscal year 2012 will be another year of record results helped by our various initiatives.”

Buckeye has scheduled a conference call for Wednesday morning, April 25, at 11:00 a.m. ET to discuss third quarter performance. Persons interested in listening by telephone may dial in at (800) 344-6491 within the United States. International callers should dial (785) 830-7988. Supplemental material for the call will be available on the Company’s website at www.bkitech.com or at www.streetevents.com.

Buckeye, a leading manufacturer and marketer of specialty fibers and nonwoven materials, is headquartered in Memphis, Tennessee, USA. The Company currently operates facilities in the United States, Germany and Canada. Its products are sold worldwide to makers of consumer and industrial goods.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” generally can be identified by the use of forward-looking terminology such as “assumptions,” “target,” “guidance,” “outlook,” “plans,” “projection,” “may,” “will,” “would,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential,” or “continue (or the negative or other derivatives of each of these terms or similar terminology). The “forward-looking statements” include, without limitation, statements regarding the economic outlook for Buckeye and the demand for its products, the results and timing of Buckeye’s strategic investments and growth opportunities and expected levels of cash flow and debt reduction. These statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in Buckeye’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission.

Note Regarding Non-GAAP Financial Measures

*This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). The non-GAAP measures presented are “adjusted operating income”, “adjusted net income”, “adjusted earnings per share”, “free cash flow” and are equal to net income, pre-tax income, operating income and earnings per share excluding the after-tax effects of alternative fuel mixture credits (AFMC) and cellulosic biofuel credits (CBC), goodwill and long-term asset impairment cost, and restructuring cost.

	3rd Quarter		2nd Quarter
($ in Millions)	2012	2011	2012
Operating income
Operating income in accordance with GAAP	40.3	44.0	(10.5)
Special items:
Restructuring costs	1.2	(0.1)	---
Asset and Goodwill impairment	0.1	---	53.1
Adjusted operating income	41.6	43.9	42.6

Net income
Net income in accordance with GAAP	25.8	28.7	(5.4)
Special items, after-tax:
Restructuring costs	0.7	(0.1)	---
AFMC / CBC	0.4	0.4	3.6
Asset and Goodwill Impairment	0.1	---	29.7
Adjusted net income	27.0	29.0	27.9

Earnings per share (EPS)
EPS in accordance with GAAP	$0.64	$0.70	($0.14)
Special items, after-tax, per share:
Restructuring costs	0.02	---	---
AFMC / CBC	0.01	0.01	0.09
Asset and Goodwill Impairment	---	---	0.74
Adjusted EPS	$0.67	$0.71	$0.69

Free Cash Flow
Net cash provided by operating activities	31.0	38.1	24.9
Net cash used in investing activities	(16.3)	(9.8)	(13.7)
Free Cash Flow	14.7	28.3	11.2

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended			Nine Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011	March 31, 2012	March 31, 2011

Net sales	$217,065	$227,097	$237,782	$684,229	$649,373
Cost of goods sold	164,246	172,662	180,318	520,123	511,170
Gross margin	52,819	54,435	57,464	164,106	138,203
Gross margin as a percentage of sales	24.3%	24.0%	24.2%	24.0%	21.3%

Selling, research and administrative expenses	10,760	11,348	13,102	34,447	36,609
Amortization of intangibles and other	515	500	488	1,511	1,453
Asset impairment loss	92	50,711	-	50,803	-
Goodwill impairment loss	-	2,425	-	2,425	-
Restructuring costs	1,137	-	(125)	1,137	997
Other operating income	(32)	-	(17)	(32)	(63)

Operating income (loss)	40,347	(10,549)	44,016	73,815	99,207

Net interest expense and amortization of debt costs	(1,101)	(898)	(1,642)	(5,310)	(6,956)
Early extinguishment of debt	-	-	-	-	(3,649)
Foreign exchange and other	(349)	(19)	(892)	134	(1,705)
Income (loss) before income taxes	38,897	(11,466)	41,482	68,639	86,897
Income tax expense (benefit)	13,052	(6,027)	12,789	7,126	(23,274)
Net income (loss)	$25,845	$(5,439)	$28,693	$61,513	$110,171

Computation of diluted earnings per share under the two-class method:

Net income (loss) attributable to shareholders	$25,845	$(5,439)	$28,693	$61,513	$110,171
Less: Distributed and undistributed income allocated to participating securities (nonvested stock)	(371)	-	(522)	(891)	(2,015)
Distributed and undistributed income available to shareholders	$25,474	$(5,439)	$28,171	$60,622	$108,156

Diluted weighted average shares outstanding	39,816	39,260	40,195	39,791	39,965

Diluted earnings (loss) per share	$0.64	$(0.14)	$0.70	$1.52	$2.71

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31	December 31	June 30
	2012	2011	2011
Current assets:
Cash and cash equivalents	$37,167	$35,998	$30,494
Accounts receivable, net	130,803	136,571	140,582
Inventories	111,129	106,756	91,024
Deferred income taxes and other	45,828	14,328	12,216
Total current assets	324,927	293,653	274,316

Property, plant and equipment, net	481,474	476,020	530,468
Goodwill	-	-	2,425
Deferred income taxes	22,004	48,670	32,741
Intellectual property and other, net	13,713	14,138	29,901
Total assets	$842,118	$832,481	$869,851

Liabilities and stockholders' equity
Current liabilities:
Trade accounts payable	$34,148	$32,846	$41,437
Accrued expenses	49,161	40,323	71,722
Other current liabilities	311	863	-
Total current liabilities	83,620	74,032	113,159

Long-term debt	70,139	86,840	96,921
Deferred income taxes	5,503	5,531	7,968
Other liabilities	72,193	85,486	72,506
Stockholders' equity	610,663	580,592	579,297
Total liabilities and stockholders' equity	$842,118	$832,481	$869,851

BUCKEYE TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(In thousands)

	Three Months Ended			Nine Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011	March 31, 2012	March 31, 2011
OPERATING ACTIVITIES
Net income (loss)	$25,845	$(5,439)	$28,693	$61,513	$110,171
Adjustments to reconcile net income to net cash provided by operating activities:
Asset impairment loss	92	50,711	-	50,803	-
Depreciation	12,228	12,791	12,778	38,045	36,884
Amortization	670	655	643	1,976	1,961
Loss on early extinguishment of debt	-	-	-	-	3,649
Loss on goodwill impairment	-	2,425	-	2,425	-
Deferred income taxes	434	(2,509)	(15,119)	(15,707)	(80,974)
Noncurrent AFMC refund payable	-	(1,567)	-	13,895	41,144
Loss on disposal of equipment	33	483	99	799	910
Insurance proceeds applied to capital investments	-	-	-	-	(161)
Provision for bad debts	(698)	49	(162)	(94)	(74)
Excess tax benefit from stock based compensation	(1,142)	(788)	(383)	(2,695)	(828)
Stock-based compensation expense	1,166	1,245	1,235	3,377	3,370
Other	110	(244)	114	(246)	70
Change in operating assets and liabilities		-
Accounts receivable	4,694	1,999	(20,093)	5,231	(13,631)
Income tax receivable	(6)	-	15,129	(6)	66,896
Inventories	(4,039)	(6,346)	(3,900)	(22,832)	(20,714)
Other assets	2,880	(3,247)	(1,738)	(8)	91
Accounts payable and other liabilities	(11,267)	(25,288)	20,766	(52,082)	(4,799)
Net cash provided by operating activities	31,000	24,930	38,062	84,394	143,965

INVESTING ACTIVITIES
Purchases of property, plant & equipment	(21,907)	(13,586)	(9,696)	(46,206)	(41,132)
Proceeds from sale of assets	5,686	-	-	5,686	-
Proceeds from insurance settlement related to capital investments	-	-	-	-	161
Other	(238)	(75)	(138)	(364)	(345)
Net cash used in investing activities	(16,459)	(13,661)	(9,834)	(40,884)	(41,316)

FINANCING ACTIVITIES
Net borrowings (payments) under line of credit	(16,701)	(3,511)	(27,456)	(26,782)	39,040
Payments on long term debt	-	-	-	-	(140,000)
Payments for debt issuance costs	-	-	-	-	(2,586)
Payments related to early extinguishment of debt	-	-	-	-	(1,984)
Excess tax benefit from stock based compensation	1,142	788	383	2,695	828
Purchase of treasury shares	-	(1,941)	-	(10,589)	-
Net proceeds from sale of equity interests	1,161	1,002	955	2,801	3,334
Payment of dividend	(2,808)	(2,374)	(2,018)	(7,592)	(5,240)
Other	-	-	-	(469)	-
Net cash used in financing activities	(17,206)	(6,036)	(28,136)	(39,936)	(106,608)

Effect of foreign currency rate fluctuations on cash	3,834	(2,029)	2,548	3,099	9,630

Increase in cash and cash equivalents	1,169	3,204	2,640	6,673	5,671
Cash and cash equivalents at beginning of period	35,998	32,794	25,152	30,494	22,121
Cash and cash equivalents at end of period	$37,167	$35,998	$27,792	$37,167	$27,792

BUCKEYE TECHNOLOGIES INC.
SUPPLEMENTAL FINANCIAL DATA
(unaudited)
(In thousands)

	Three Months Ended			Nine Months Ended
SEGMENT RESULTS	March 31, 2012	December 31, 2011	March 31, 2011	March 31, 2012	March 31, 2011
Specialty Fibers
Net sales	$169,989	$176,660	$181,334	$530,071	$479,449
Operating income (a)	40,268	41,920	43,965	126,019	100,550
Depreciation and amortization (b)	7,856	8,325	8,447	24,540	24,394
Total assets	488,190	482,236	519,656	488,190	519,656
Capital expenditures	19,501	11,510	8,535	39,996	36,800

Nonwoven Materials
Net sales	$54,188	$58,307	$64,488	$177,180	$195,035
Operating income (a)	3,016	2,765	3,074	8,109	8,494
Depreciation and amortization (b)	3,916	4,009	3,885	12,142	11,118
Total assets	185,739	193,950	221,321	185,739	221,321
Capital expenditures	1,670	1,674	1,143	5,033	3,714

Corporate
Net sales	$(7,112)	$(7,870)	$(8,040)	$(23,022)	$(25,111)
Operating income (loss) (a)	(2,937)	(57,659)	(3,023)	(60,313)	(9,837)
Depreciation and amortization (b)	971	957	934	2,874	2,826
Total assets	168,189	156,295	132,160	168,189	132,160
Capital expenditures	572	402	18	1,013	618

Total
Net sales	$217,065	$227,097	$237,782	$684,229	$649,373
Operating income (loss) (a)	40,347	(12,974)	44,016	73,815	99,207
Depreciation and amortization (b)	12,743	13,291	13,266	39,556	38,338
Total assets	842,118	832,481	873,137	842,118	873,137
Capital expenditures	21,743	13,586	9,696	46,042	41,132

(a) The corporate segment includes operating elements such as segment eliminations, amortization of intangibles, impairment of long-lived assets, goodwill impairment, alternative fuel mixture credits, charges related to restructuring, unallocated at-risk compensation and unallocated stock-based compensation for executive officers and certain other employees. Corporate net sales represents the elimination of intersegment sales included in the specialty fibers reporting segment.

(b) Depreciation and amortization includes depreciation, depletion and amortization of intangibles.

	Three Months Ended			Nine Months Ended
ADJUSTED EBITDA	March 31, 2012	December 31, 2011	March 31, 2011	March 31, 2012	March 31, 2011

Net income (loss)	$25,845	$(5,439)	$28,693	$61,513	$110,171
Income tax expense	13,052	(6,027)	12,789	7,126	(23,274)
Interest expense	1,210	868	1,533	5,426	6,555
Amortization of debt costs	155	155	155	465	508
Early extinguishment of debt	-	-	-	-	3,649
Depreciation, depletion and amortization	12,743	13,291	13,266	39,556	38,337
EBITDA	53,005	2,848	56,436	114,086	135,946
Asset impairments	92	53,136	-	53,228	-
Restructuring	1,137	-	(125)	1,137	446
Non cash charges	61	481	99	842	911
Adjusted EBITDA	$54,295	$56,465	$56,410	$169,293	$137,303

We calculate EBITDA as earnings before cumulative effect of change in accounting plus interest expense, income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by adding back the following items: asset impairment charges, goodwill impairment, restructuring charges incurred since the inception of the current credit facility, non-cash charges and other (gains) losses and deducting any non-cash expense associated with alternative fuel mixture credits. You should not consider adjusted EBITDA to be an alternative measure of our net income, as an indicator of operating performance; or our cash flow, as an indicator of liquidity. Adjusted EBITDA corresponds with the definition contained in our US revolving credit facility, established on October 22, 2010, and it provides useful information concerning our ability to comply with debt covenants. Although we believe adjusted EBITDA enhances your understanding of our financial condition, this measure, when viewed individually, is not a better indicator of any trend as compared to other measures (e.g., net sales, net earnings, net cash flows, etc.). Prior period amounts have been adjusted to conform to the definition contained in our new credit facility.

CONTACT:
Buckeye Technologies Inc.
Steve Dean, 901-320-8352
Senior Vice President and Chief Financial Officer
or
Daryn Abercrombie, 901-320-8908
Investor Relations
www.bkitech.com